wpdoc2\nsar\1999\fcf-77i.doc
4/28/99
NAME OF REGISTRANT:
Franklin Custodian Funds, Inc.
File No. 811--537

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The series of the Registrant currently offer four classes of shares, Class A, Class B, Class C and Advisor Class, except DynaTech Series which offers two classes of shares, Class A and Class C. Before January 1, 1999, Class A shares were designated Class I and Class C shares were designated Class II. Growth, Income, Utilities and U.S. Government Securities Series began offering Class B shares on January 1, 1999. The series may offer additional classes of shares in the future. The full title of each class is:

 DynaTech Series - Class A
 DynaTech Series - Class C
 Growth Series - Class A
 Growth Series - Class B
 Growth Series - Class C
 Growth Series - Advisor Class
 Income Series - Class A
 Income Series - Class B
 Income Series - Class C
 Income Series - Advisor Class
 Utilities Series - Class A
 Utilities Series - Class B
 Utilities Series - Class C
 Utilities Series - Advisor Class
 U.S. Government Securities Series - Class A
 U.S. Government Securities Series - Class B
 U.S. Government Securities Series - Class C
 U.S. Government Securities Series - Advisor Class

Shares of each class represent proportionate interests in each fund's assets. On matters that affect the series as a whole, each class has the same voting and other rights and preferences as any other class. On matters that affect only one class, only shareholders of that class may vote. Each class votes separately on matters affecting only that class, or expressly required to be voted on separately by state or federal law. Shares of each class of a series have the same voting and other rights and preferences as the other classes and series of the Registrant for matters that affect the Registrant as a whole. Additional series may be offered in the future.